EXHIBIT 23.2

CONSENT OF KPMG LLP

The Board of Directors
Fidelity National Information Solutions, Inc.

We consent to the use of our report dated February 28, 2003, with respect to the consolidated balance sheets of Fidelity National Information Solutions, Inc. and subsidiaries (the “Company”) as of December 31, 2002 and 2001, and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002, and the related financial statement schedule, incorporated by reference herein.

On July 9, 2002, the Company acquired 100% of Micro General Corporation (“Micro General”), which was a majority-owned subsidiary of Fidelity National Financial, Inc. (“Fidelity”), the majority owner of the Company at the time of the acquisition. The Company has accounted for the acquisition of the portion of Micro General that was owned by Fidelity in a manner similar to a pooling of interests, as the Company and Micro General were entities under common control of Fidelity.

Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” which resulted in a change in the method of accounting for the amortization of goodwill.

/s/  KPMG LLP
Los Angeles, California
October 1, 2003